Exhibit 99.1

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES PRIVATE PLACEMENT OF 500,000 COMMON UNITS FOR NET PROCEEDS OF $16 MILLION

NEW YORK, JUNE 1, 2005 – K-Sea Transportation Partners L.P. (NYSE: KSP) announced today that it has sold 500,000 of its common units to Tortoise Energy Infrastructure Corporation (NYSE: TYG) in a private placement for net proceeds of approximately $16.0 million.  Consistent with its commitment to maintaining a strong balance sheet, K-Sea will use the net proceeds to repay indebtedness incurred under its revolving credit facility in connection with the December 2004 acquisition of vessels from Bay Gulf Trading of Norfolk, and also for certain previously announced fleet expansion projects scheduled for completion over the next nine months.

Under terms of a lock-up provision contained in the purchase agreement, Tortoise is precluded from selling units purchased in this transaction for a period of six months.  Pursuant to a registration rights agreement, K-Sea has agreed to file a shelf registration statement within 90 days with the Securities and Exchange Commission covering the sale of the units by Tortoise and certain of its transferees.  This news release does not constitute an offer to sell or a solicitation of an offer to buy securities of K-Sea.

About K-Sea Transportation Partners

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the northeastern United States and the Gulf of Mexico.  For additional information, please visit the Company’s website, and the Investor Relations section, at www.k-sea.com .

About Tortoise Energy Infrastructure Corporation

Tortoise Energy Infrastructure Corporation owns a portfolio of strategically selected investments in the energy infrastructure sector.  For more information, please visit the Company’s website at www.tortoiseenergy.com.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 718 720-9306